UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 19, 2010

Geeknet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450
Mountain View, CA  94041
(Address of principal executive offices, including zip code)

(650) 694-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On July 19, 2010, Suzanne M. Present resigned as a member of the Board of Directors (the “Board”) of Geeknet, Inc. (the “Company”).  The resignation was not due to or related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Election of Director

On July 19, 2010, the Board appointed Michael B. Solomon as a member of the Board to fill the vacancy created by Ms. Present’s resignation.  Mr. Solomon will participate in the non-employee director compensation arrangements described in the Company’s 2010 annual proxy statement filed with the SEC on March 24, 2010. Under the terms of those arrangements, he will receive, among other things, cash compensation consisting of a $20,000 annual retainer as a member of the Board, and certain fees relating to attendance at Board meetings, and equity compensation consisting of an initial option granted under the Company’s 2007 Equity Incentive Plan to purchase 70,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant, which option will vest over a three-year period.  In addition, the Company’s non-employee director compensation arrangements provide that so long as Mr. Solomon remains a non-employee director and has been a member of the Board for at least nine months prior to the date of an annual stockholders’ meeting, he will be granted an annual right to purchase 10,000 restricted shares at $0.001 per share following each such meeting and such restricted shares will vest 50% immediately and 50% on the one year anniversary of the grant.

The Company will also enter into an indemnification agreement with Mr. Solomon on the Company’s standard form.

Mr. Solomon is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S‑K. The Board has not yet appointed Mr. Solomon to any Board committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:	/s/ Patricia S. Morris
Patricia S. Morris Senior Vice President and Chief Financial Officer

Date:  July 20, 2010